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                                                                    EXHIBIT 10.3

                      SETTLEMENT AND COMMUTATION AGREEMENT

        This SETTLEMENT AND COMMUTATION AGREEMENT (the "Agreement") is dated as of November 4, 2003, by and among XL LIFE LTD ("XL"), XL RE LTD, formerly known as XL MidOcean Reinsurance Ltd ("XL Re"), ANNUITY AND LIFE REASSURANCE, LTD. ("ALRe"), and ANNUITY AND LIFE RE (HOLDINGS), LTD. ("Holdings").

        WHEREAS, XL and ALRe entered into a Master Agreement dated as of December 31, 2002 (the "Master Agreement") setting forth, among other things, the terms under which ALRe would novate certain reinsurance agreements (the "Novated Contracts");

        WHEREAS, XL and ALRe entered into a retrocession agreement dated as of December 31, 2002 (the "December 31 Retrocession Agreement") under which XL retroceded 50% of the business covered by certain of the Novated Contracts (the "Novated Viva Contracts") to ALRe;

        WHEREAS, XL and ALRe entered into a Reinsurance Administration Agreement dated as of December 31, 2002 (the "Administration Agreement") for purposes of facilitating the administration of the Novated Contracts;

        WHEREAS, the Administration Agreement and the December 31 Retrocession Agreement have been terminated pursuant to a Notice of Termination dated August 5, 2003 delivered to ALRe by XL;

        WHEREAS, XL Re entered into a retrocession agreement effective as of December 17, 1999 (the "35% Old Mutual Agreement") under which XL Re retroceded certain reinsurance business to ALRe;

        WHEREAS, XL Re entered into a retrocession agreement effective as of December 17, 1999 (the "15% Old Mutual Agreement," and, together with the 35% Old Mutual Agreement the "Old Mutual Agreements" and, together with the December 31 Retrocession Agreement, the "Retrocession Agreements") under which XL Re retroceded certain reinsurance business to ALRe;

        WHEREAS, XL and ALRe entered into a letter of intent with a stated effective date of January 1, 2002 (the "TransAmerica LOI") with respect to Lifetime Minimum Interest Guarantee losses incurred by ALRe under its reinsurance agreement with TransAmerica Occidental Life Insurance Company;

        WHEREAS, XL and ALRe entered into a letter of intent dated as of February 28, 2002 (the "Catastrophic Excess of Loss Cover LOI", and, together with the Transamerica LOI the "Letters of Intent") with respect to certain losses incurred by ALRe under its reinsurance agreements with certain U.S. and Canadian insurance companies;



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        WHEREAS, XL, XL Re and ALRe disagree as to and have engaged in extensive negotiations with respect to, their respective obligations under and in connection with the Retrocession Agreements, the Master Agreement and the TransAmerica LOI;

        WHEREAS, ALRe is a wholly-owned subsidiary of Holdings;

        WHEREAS, the board of directors of each of the parties hereto having approved the terms of this Agreement, the parties hereto now wish to fully and finally determine and settle all liabilities and obligations of XL, XL Re and ALRe under the Retrocession Agreements, the Master Agreement, the Administration Agreement and the Letters of Intent;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and the payments to be made hereunder, the parties agree as follows:

                                   ARTICLE I
                         REPRESENTATIONS AND WARRANTIES

       A. The parties hereto expressly warrant and represent (as to themselves and their affiliates, but not as to the other party):

                (i) that the execution of this Agreement is fully authorized by each of them;

                (ii) that the person or persons executing this Agreement have the necessary and appropriate authority to do so;

                (iii) that this Agreement is valid, binding and enforceable in accordance with its terms;

                (iv) that no consent of any government entity is required to make this Agreement valid and binding upon them;

                (v) that the execution of this Agreement does not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the parties or any of their respective subsidiaries pursuant to, (a) the charter or by-laws or other organizational document of the parties or any of their respective subsidiaries, (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the parties or any of their respective subsidiaries is a party or bound or to which its or their respective property is subject, or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the parties or any of their respective subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the parties or any of their respective subsidiaries or any of their respective properties; and

                (vi) that none of the claims being released pursuant to this Agreement have been previously assigned or transferred in any way to any person.



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       B. ALRe and Holdings each hereby expressly warrants, represents and covenants that (before and after giving effect to this Agreement):

                (i) it is a company incorporated in Bermuda;

                (ii) the fair value of its assets and the assets of its subsidiaries taken as a whole, at a fair valuation, exceeds and is expected to exceed their debts and liabilities, subordinated, contingent or otherwise;

                (iii) the present fair salable value of its property and the property of its subsidiaries taken as a whole is and is expected to be greater than the amount that is expected to be required to pay their probable liability on their debts and other liabilities, subordinated, contingent, or otherwise, as such debts and other liabilities become absolute and matured;

                (iv) it and its subsidiaries taken as a whole are and are expected to be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

                (v) it and its subsidiaries taken as a whole do not and are not expected to have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are presently proposed to be conducted following the date hereof;

                (vi) as of the date hereof there is no insolvency proceeding of any character, voluntary or involuntary, relating to ALRe, Holdings or any of their subsidiaries, which is pending or, to the best of its knowledge, threatened (except for possible threats that were disclosed to XL in writing on November 2, 2003); neither ALRe, Holdings nor any of their subsidiaries has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute a basis for, the institution of an insolvency proceeding;

                (vii) it is not insolvent under Bermuda law;

                (viii) all known claims under the Novated Contracts in respect of deaths before December 31, 2002 (after due inquiry) have been disclosed fully and accurately to XL; and

                (ix) all expectations and all statements regarding contingent liabilities in the foregoing representations and warranties are held in good faith and ALRe and Holdings have a reasonable basis therefor.

                                   ARTICLE II
                    PAYMENTS; PREPAYMENTS; EVENTS OF DEFAULT

        A. Payments. In full settlement and commutation of all obligations and liabilities, known and unknown, under the Retrocession Agreements, the Master Agreement, the Administration Agreement and the TransAmerica LOI, ALRe agrees to pay XL the sum of US



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$7,000,000 (Seven Million Dollars). Said funds are to be paid in an installment of $750,000 on the date hereof and the balance in equal monthly installments of $250,000 on the 15th day of each month beginning November 15, 2003. Such payments to XL shall be made by wire transfer to the account of XL at Citibank NA, ABA# 021000089, CHIPS# 0008, SWIFT CITIUS33, For further credit to: The Bank of Bermuda Limited, CHIPS UID# 005584, SWIFT Code BBDA BMHM, Account Number:
10921671, For further credit to: Account Name: XL Life Ltd. - Lighthouse, Account Number: 1510 816253

        B. Mandatory Prepayments. Amounts owed to XL pursuant to paragraph A above shall be mandatorily prepayable in an amount equal to 100% of the proceeds of any indebtedness for borrowed money or the equivalent incurred by ALRe, Holdings or any of their subsidiaries unless such indebtedness is expressly subordinated to such amounts owed to XL on terms satisfactory to XL.

        C. Optional Prepayments. Amounts owed to XL pursuant to paragraph A above shall be prepayable at any time at the option of ALRe. Prior to November 15, 2003, ALRe may at its option elect to pay to XL $6,000,000 (Six Million Dollars), less any other amounts paid to XL hereunder, in full satisfaction of the amounts due under Article II.A above.

        D. No Penalty. There shall be no prepayment penalties for any mandatory or optional prepayments made by ALRe to XL pursuant to this Article II.

        E. Application of Prepayments. Any mandatory or optional prepayments made pursuant to this Article II shall be applied in inverse order to the installments then due pursuant to paragraph A above.

        F. Events of Default. Each of the following is an "Event of Default:"

                (i) the default by ALRe for more than ten (10) business days in the payment when due of any installment set forth in paragraph A above;

                (ii) the failure by ALRe or Holdings to comply with any of the other agreements set forth herein;

                (iii) the institution of any bankruptcy, rehabilitation, liquidation, conservation or other delinquency or insolvency proceedings, including, without limitation, the filing of any scheme of arrangement, concerning ALRe, Holdings or any of their affiliates; provided that, in the case of any such institution or filing that is involuntary, if not dismissed within 60 days.

                (iv) ALRe shall cease to be a wholly-owned subsidiary of Holdings.

        G. Remedies. Upon the occurrence of an Event of Default set forth in clause F(iii) above, all outstanding amounts owed pursuant to this Article II shall become due and payable immediately without further action or notice by XL. Upon the occurrence of any other Event of Default, XL may declare all outstanding amounts owed pursuant to this Article II due and payable upon written notice to ALRe.

        H. Business Days. If any payment would otherwise be due on a day that is not a business day it shall be paid on the next business day. A business day is a day on which banks in New York and Bermuda are open for business.



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                                  ARTICLE III
                   TERMINATION AND COMMUTATION OF AGREEMENTS

        A. As of the date hereof, the Master Agreement and the TransAmerica LOI are terminated with all past, present and future obligations or liabilities of any of the parties thereto being extinguished; provided that Section 6.3 of the Master Agreement is hereby amended to read as set forth on Exhibit A attached hereto and (together with the relevant defined terms from the Master Agreement) shall remain in full force and effect as so amended.

        B. ALRe acknowledges that (i) the Catastrophic Excess of Loss Cover LOI has not been in effect since December 31, 2002 and (ii) the December 31 Retrocession Agreement and the Administration Agreement were validly and effectively terminated by notice dated August 5, 2003 but the parties agree that, for their mutual convenience, such terminations shall be deemed to have occurred as of July 1, 2003. The parties to the Catastrophic Excess of Loss Cover LOI, the December 31 Retrocession Agreement and the Administration Agreement agree that all past, present and future obligations or liabilities of any of the parties thereto are extinguished; provided that Section 5.D of the December 31 Retrocession Agreement shall be amended by adding the words "50% of" before the words "such Federal Excise Tax Liability" and, as so amended, shall remain in full force and effect.

        C. The parties agree that the Old Mutual Agreements are terminated with all past, present and future obligations or liabilities of any of the parties thereto being extinguished but the parties agree that, for their mutual convenience, such terminations shall be deemed to have occurred as of July 1, 2003.

        D. This Agreement supercedes all of the provisions of the other documents referred to this Article III including without limitation the arbitration provisions thereof.

                                   ARTICLE IV
                                 MUTUAL RELEASES

        A. In consideration of the agreements of ALRe and Holdings hereunder, XL and XL Re release and forever discharge ALRe and Holdings, their subsidiaries, predecessors, successors and assigns, and each of their respective officers, directors and affiliates (the "ALRe Related Parties") from any and all liabilities and obligations of the ALRe Related Parties arising under or related to the Retrocession Agreements, the Administration Agreement, the Master Agreement and the Letters of Intent, whether known or unknown, reported or unreported and whether currently existing or arising in the future, including, but not limited to, all claims, debts, demands, causes of action, duties, sums of money, covenants, contracts, controversies, agreements, promises, doings, omissions, damages, judgments, costs, expenses, and losses whatsoever (including without limitation any claims based on fraud, bad faith or extracontractual liabilities). XL and XL Re further acknowledge that the provisions of this Agreement are in complete accord, satisfaction, settlement and commutation of ALRe's liabilities and obligations under the Retrocession Agreements, the Administration Agreement, the Master Agreement and the Letters of Intent; provided that, for the avoidance of doubt, nothing in this Agreement shall be construed to (i) release or relieve ALRe or Holdings from any indemnification obligation that it owes or may owe in the future to any of its directors that are officers, directors, or designees of, or otherwise related to, XL, (ii) release or relieve ALRe or Holdings from any obligation that it may have, now or in the future, to any affiliate of XL as a shareholder or warrantholder of



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Holdings, (iii) release any party from its obligations under this Agreement or
(iv) preclude XL from making any claims or cross-claims in connection with existing or future shareholder lawsuits against Holdings.

        B. In consideration of the agreements of XL and XL Re hereunder, ALRe and Holdings hereby release and forever discharge XL and XL Re, their subsidiaries , predecessors, successors and assigns, and each of their respective officers, directors and affiliates (the "XL Related Parties") from any and all liabilities and obligations of the XL Related Parties arising under or related to the Retrocession Agreements, the Administration Agreement, the Master Agreement, and the Letters of Intent, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims, debts, demands, causes of action, duties, sums of money, covenants, contracts, controversies, agreements, promises, doings, omissions, damages, judgments, costs, expenses, and losses whatsoever (including without limitation all claims based on fraud, bad faith or extracontractual liabilities). ALRe and Holdings further acknowledge that the provisions of this Agreement are in complete accord, satisfaction, settlement and commutation of XL's and XL Re's liabilities and obligations under the Retrocession Agreements, the Master Agreement and the Letters of Intent, provided that nothing in this Agreement shall be construed to release any party from its obligations under this Agreement.

        C. In the event that a court of Bermuda, the United States or any state of the United States (i) avoids or does not enforce or give full effect to the releases given by any party herein or (ii) avoids or does not give full effect to any payment or obligation made or required to be made by any party hereunder, then this Agreement and the releases herein by the parties shall, at the option of XL if the party referred to in (i) or (ii) is ALRe or Holdings or at the option of ALRe if the party referred to in (i) is XL or XL Re, be null and void.

        D. Each of the parties agrees and covenants that it will not file or cause to be filed any lawsuit, arbitration or other proceeding asserting any claim released by the release executed by it. In the event a party files any such lawsuit, arbitration or other proceeding, the party so filing will indemnify the other parties for all costs incurred in defending against such proceeding, including attorneys' fees.

        E. The parties shall not seek to reopen, set aside or otherwise dispute the effectiveness of this Agreement on any grounds whatsoever, including without limitation, (i) that this Agreement is void or voidable on the grounds of intentional fraud, misrepresentation, mistake of law, mistake of fact or any other basis (it being understood that neither party has relied on any statement of any other party not set forth as an express warranty herein and that there is no fact that is or could be known to one party the disclosure of which would have caused the other party not to enter into this Agreement), (ii) that any of the parties in the future becomes aware of any mistake of law (including such mistake arising as a result of a subsequent change of law, which shall include, without limitation, a settled understanding of the law which is subsequently departed from by judicial decision) and/or (iii) any mistake of fact in any way whatsoever connected with this Agreement.



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                                   ARTICLE V
                               FURTHER ASSURANCES

        The parties hereto agree to do or cause to be done such further acts and things and deliver or cause to be delivered to the other parties such additional assignments, agreements, powers and instruments as such parties may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the other parties hereto the rights, powers and remedies of each hereunder.

                                   ARTICLE VI
                                    EXPENSES

        All expenses incurred in connection with this Agreement (including the fees and disbursements of legal, actuarial, accounting and other advisors incurred on or before the date hereof) shall be paid by the party incurring such expenses.

                                  ARTICLE VII
                                   SUCCESSORS

        The rights, duties and obligations of this Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, parents, shareholders, affiliates, officers, directors, employees, liquidators, rehabilitators, receivers, or trustees of the parties hereto.

                                  ARTICLE VIII
                                ENTIRE AGREEMENT

        A. This Agreement shall constitute the entire agreement between the parties hereto related to the subject matter hereof. All discussions and agreements previously entertained between the parties concerning the subject matter of this settlement and commutation are merged into this Agreement. This Agreement may not be amended, nor any of its provisions waived, except by written amendment or waiver executed by all of the parties.

        B. This Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument and agreement.



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                                   ARTICLE IX
                    GOVERNING LAW AND EXCLUSIVE JURISDICTION

        This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York that would be applicable to agreements made and to be performed entirely within such state without regard to the principals of conflicts of law thereof and the parties hereto submit to the exclusive jurisdiction of any state or federal court sitting in the borough of Manhattan, State of New York in respect of any dispute, action, proceeding or counterclaim hereunder. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby agree and consent that service of process shall be effective if served in any manner permitted by the New York Civil Practice Law and Rules or the United States Federal Rules of Civil Procedure or by any form of mail requiring a return receipt at the addresses set forth below:

        If to be served on XL or XL Re:

               c/o XL Capital Ltd
               XL House
               One Bermudiana Road
               Hamilton, Bermuda  HM 11

        If to be served on ALRe or Holdings:

               c/o Annuity and Life Reassurance, Ltd.
               Cumberland House
               One Victoria Street
               Hamilton, Bermuda  HM 11



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        IN WITNESS WHEREOF, the parties have executed this Agreement by their respective authorized officers.


Signed in Hamilton, Bermuda,          XL LIFE LTD
this 4th day of November, 2003

                                      By:     /s/ Paul S. Giordano
                                         ---------------------------------------
                                      Name:  Paul S. Giordano
                                      Title: EVP & Secretary

Signed in Hamilton, Bermuda,          XL RE LTD
this 4th day of November, 2003

                                      By:     /s/ Paul S. Giordano
                                         ---------------------------------------
                                      Name:  Paul S. Giordano
                                      Title: EVP & Secretary

Signed in Hamilton, Bermuda,          ANNUITY AND LIFE REASSURANCE, LTD.
this 4th day of November, 2003

                                      By:       /s/ John F. Burke
                                         ---------------------------------------
                                      Name:  John F. Burke
                                      Title:  CEO & CFO

Signed in Hamilton Bermuda,           ANNUITY AND LIFE RE (HOLDINGS), LTD.
this 4th day of November, 2003

                                      By:       /s/ John F. Burke
                                         ---------------------------------------
                                      Name:  John F. Burke
                                      Title:  CEO & CFO

                                                                       EXHIBIT A

        A. 6.3 Success Fee.

        If (i) ALRe and/or Annuity and Life Re (Holdings) Ltd. complete one or more equity and/or debt financings during the eighteen (18) months following the Closing Date in an aggregate amount of at least $35.0 million and (ii) at any time during such eighteen month period, the trading price of the common shares of Annuity and Life Re (Holdings) Ltd. is at or above $2.00 per share for at least twenty (20) out of any thirty (30) consecutive trading days, then, in recognition of XL's and its Affiliates' participation in the Transactions and the contribution that such participation has made to the ability of ALRe to complete such debt and/or equity financings, to pay to XL $2.0 million in cash (or, in the sole discretion of XL, the equivalent thereof).